Prescribed by:

The Ohio Secretary of State
Central Ohio: (614) 466-3910
Toll Free: 1-877-SOS-FILE (1-877-767-3453)

www.sos.state.oh.us
e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select One)	
Mail Form to one of the Following:	
○ Yes	PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 ***
○ No	PO Box 1028 Columbus, OH 43216

Certificate of Amendment by Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit	
☒ Amended (122-AMAP)	☐ Amendment (125-AMDS)	☐ Amended (126-AMAN)	☐ Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation: Wendy's International, Inc.

Charter Number: 391560

Name of Officer: Leon M. McCorkle, Jr.

Title: Executive Vice President, General Counsel & Sec'y

☒ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☒ A meeting of the ☒ shareholders ☐ directors (*nonprofit amended articles only)*

☐ members was duly called and held on September 15, 2008 (Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 78 % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors *(non-profit amended articles only)*
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

All of the following information must be completed if an amended box is checked.
If an amendment box is checked, complete the areas that apply.

FIRST: The name of the corporation is: Wendy's International, Inc.

SECOND: The place in the State of Ohio where its principal office is located is in the City of:

Dublin (city, village or township) Franklin (county)

THIRD: The purposes of the corporation are as follows:

To do and perform any and all acts permitted by Section 1701.01 to 1701.98 of the General Corporation Law of the State of Ohio and the provisions of the Ohio Revised Code (together, the "OGCL").

FOURTH: The number of shares which the corporation is authorized to have outstanding is: See attached Exhibit A.
(Does not apply to box (2))

REQUIRED
Must be authenticated (**signed**) by an authorized representative
(See Instructions)

[signature]
Authorized Representative

September 29, 2008
Date

Leon M. McCorkle, Jr.
(Print Name)
Executive Vice President, General Counsel and Secretary

Authorized Representative

Date

(Print Name)

FOURTH: The number of shares which the corporation is authorized to have outstanding is One Thousand (1,000) shares of common stock, par value of $0.01 per share.

FIFTH: The following are the names and addresses of the individuals who are to serve as initial directors:

Stephen E. Hare
1155 Perimeter Center West
Atlanta, Georgia 30338

Nils H. Okeson
1155 Perimeter Center West
Atlanta, Georgia 30338

SIXTH: To the full extent permitted by Section 1701.01, *et seq*., of the Ohio Revised Code, as amended (the "***ORC***"), or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director, officer, employee or agent of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, employee or agent of another organization or employee benefit plan, will be indemnified by the Corporation to the greatest extent permitted by Ohio law as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the ORC or other statutes or laws of the State of Ohio, the Board of Directors is expressly authorized to adopt, amend or repeal the Code of Regulations of the Corporation, without any action on the part of the shareholders; provided, however, such power shall not divest or limit the power of the shareholders to adopt, amend or repeal the Code of Regulations. The Corporation may in its Code of Regulations confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Ohio at the time in force may be added or